Exhibit 4.1

AMENDMENT TO WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITORY SHARES

NAAS TECHNOLOGY INC.

This AMENDMENT TO WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITORY SHARES (this “Amendment”) is entered into as of March 6, 2026, by and between NaaS Technology Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and                             (the “Holder”).

RECITALS

A. On April 21, 2025, the Company issued to the Holder that certain Warrant to Purchase Ordinary Shares Represented by American Depositary Shares (the "Warrant"), pursuant to which (i) the Holder is entitled to purchase up to                           ordinary shares of the Company, with a nominal or par value of $0.01 per share, represented by up to                          American Depositary Shares (“ADSs”), and (ii) the exercise price per Warrant ADS is $0.79, subject to adjustment thereunder (the “Exercise Price”).

B. On January 23, 2026, the shareholders of Company approved a special resolution to amend and restate the Company’s Third Amended and Restated Memorandum and Articles of Association to the Fourth Amended and Restated Memorandum and Articles of Association, which has become effective on January 29, 2026. Pursuant to the Fourth Amended and Restated Memorandum and Articles of Association, the par value of each authorized and issued share in the capital of the Company has been amended from US$0.01 to US$0.000001.

C. As of the date of this Amendment, each ADS represents 3,200 ordinary shares of the Company.

D. The Company and the Holder desire to amend the Warrant to revise the Exercise Price and reflect the latest par value and ADS ratio, and Section 5(i) of the Warrant permits the modification or amendment of the Warrant with the written consent of the Company and the Holder.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	AMENDMENT TO MAXIMUM NUMBER OF WARRANT ADS ISSUABLE

The first paragraph of the Warrant is hereby deleted in its entirety and replaced with the following:

“Maximum Number of Warrant Shares issuable:

Maximum Number of Warrant ADSs issuable:

THIS WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (this “Warrant”) certifies that, for value received,                        or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to 5:00 p.m. (New York City time) on March 30, 2030 (the“Termination Date”) but not thereafter, to subscribe for and purchase from NaaS Technology Inc., an exempted company incorporated under the laws of the Cayman Islands (the“Company”), up to                        Ordinary Shares, with a nominal or par value of $0.000001 per share, of the Company (the “Warrant Shares”), represented by up to                         ADSs (such ADSs issuable upon exercise of this Warrant, the “Warrant ADSs” and each, a“Warrant ADS”), as subject to adjustment hereunder. The purchase price of one Warrant ADS shall be equal to the Exercise Price, as defined in Section 2(b).”

2	AMENDMENT TO exercise PRICE

Section 2(b) of the Warrant is hereby deleted in its entirety and replaced with the following:

“b) Exercise Price. The exercise price per Warrant ADS under this Warrant shall be $2.2, subject to adjustment hereunder (the “Exercise Price”).”

3	EFFECT OF AMENDMENT

Except as expressly modified by this Amendment, all terms and conditions of the Warrant shall remain in full force and effect. The Warrant, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the date of this Amendment, all references to the Warrant shall be deemed to refer to the Warrant as amended by this Amendment.

4	INCORPORATION OF MISCELLANEOUS PROVISIONS

The provisions of Section 5 (Miscellaneous) of the Warrant are hereby incorporated into this Amendment mutatis mutandis.

This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Amendment.

This Amendment, together with the Warrant and the Purchase Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY

NAAS TECHNOLOGY INC.

By:
Name:	Yang Wang
Title:	Director

holder

By:
Name:
Title: